Exhibit 10.9

SHARE PURCHASE AGREEMENT

I.                                        Parties

1.                                      Josef Scherer, c/o S & P Clever Reinforcement Company AG, Seewernstrasse 127, CH-6423 Seewen, Switzerland

2.                                      Yvonne Scherer, c/o S & P Clever Reinforcement Company AG, Seewernstrasse 127, CH-6423 Seewen, Switzerland

(each a “Seller”)
(together “Sellers”)

3.                                      Simpson Manufacturing Co., Inc., 5956 West Las Positas Boulevard, Pleasanton, California 94588

(“Buyer”)

(each a „Party”)

(together „Parties”)

II.                                    Introduction

1                                         Sellers together own all shares in S&P Clever Reinforcement Company AG (“S&P Clever”) and S&P Reinforcement International AG (“S&P International”), both companies incorporated under the laws of Switzerland, with registered offices in Schwyz, Switzerland (both companies together “S&P Companies”). Buyer intends to purchase and Sellers intend to sell the aforesaid shares in accordance with the terms of this share purchase agreement (hereinafter the “SPA”).

III.                                Object of Sale

2                                         Buyer shall purchase from Sellers the following shares (together “Shares”):

2.1                               1’000 registered shares of S&P Clever with a nominal value of CHF 1’000.— each, equal to 100 % of the share capital of S&P Clever;

2.2                               100 registered shares of S&P International with a nominal value of CHF 1’000 each, equal to 100 % of the share capital of S&P International.

IV.                               Purchase Price

3                                         The purchase price for all Shares is 54,000,000 Swiss Francs (“Purchase Price”) and is payable in cash at Closing (as defined in clause V.1) as follows:

3.1                               50,000,000 Swiss Francs to the bank account to be designated by Sellers;

3.2                               4,000,000 Swiss Francs to the escrow account in accordance with an escrow agreement, subject to the terms and conditions as substantially set forth in Annex 3.2.

4                                         The amount of the Purchase Price shall be reduced as follows in the following events:

4.1                         If S&P Clever transfers the “real estate property Brunnen” to Sellers before the Closing Date, the Purchase Price shall be reduced by 275’000 Euros as per the actual currency rate, and the amount according to clause IV/3.1 shall be reduced by the same amount.

4.2                         If S&P Clever transfers the solar panels on the “Seewen property” to Sellers before the Closing Date (as defined in clause V.1), the Purchase Price shall be reduced by 430,000 Swiss Francs, and the amount according to clause IV/3.1 shall be reduced by the same amount.

4.3                         In case the soil and water sampling conducted by Buyer between signing of the SPA and the Closing Date at S&P Clever and at the subsidiaries in Germany, Poland and Portugal (see clause VIII hereinafter) will evidence remediation expenses exceeding 3,000,000 Swiss Francs for the examinated properties, Buyer shall have the right (but not the obligation) to have such property (or properties) sold by S&P Clever, or the respective subsidiary, to Sellers, and to lease back such property (or properties) from Sellers immediately after the sale of such property. Sellers hereby accept such sale and lease-back for the aforesaid case. The purchase price for such property sale shall be the value of the contaminated land and the building on such land. This value shall be based on the original costs of land and building plus yearly local index rate adjustments (usually between 2-3%). The lease agreement with Sellers (lease back of property sold to Sellers in accordance with this paragraph) shall provide for an annual rent of 6.5% of the purchase price of the respective property sale (calculated specified above), adjusted by a yearly local index rate (usually between 2-3%), and a fixed lease term of eight years. In case of a sale and lease back of property in accordance with this paragraph, Sellers shall pay the purchase price for the property sale to Buyer or the respective S&P company against transfer of the property. In case the Purchase Price according to clause IV/3.1 has not been paid by the time of such property transfer, the Purchase Price amount according to clause IV/3.1.1 is reduced by (i.e. set-off against) the purchase price for such property transfer.

V.                                   Closing

1.                                       Place and Date

5                                           The closing of the SPA (hereinafter the “Closing”) will take place on January 10, 2012, or any other date mutually agreed by the Parties, but in any event no later than January 16, 2012 (“Closing Date”). Closing will take place at the premises of Bratschi Wiederkehr & Buob, Bahnhofstrasse 70, 8021 Zurich.

2.                                       Conditions Precedent

6                                           The obligations of both Parties to perform the closing actions set forth in clause V/3 hereinafter is subject to the execution of employment agreements with, among others, the following provisions:

6.1                         Employment agreement between S&P Clever and Mr Josef Scherer, substantially reflecting the following terms: Employment as general counsel and advisor, 160,000 Swiss Francs yearly gross salary for a 80%-employment (or, subject to mutual agreement, 120,000 Swiss Francs yearly gross salary for a 60%-employment);

6.2                         Employment agreement between S&P Clever and Ms Yvonne Scherer, substantially reflecting the following terms: Employment as advisor, 56,000 Swiss Francs yearly gross salary for a 40%-employment (or, subject to mutual agreement, 84,000 Swiss Francs yearly gross salary for a 60%-employment).

7                                           The obligations of Buyers to perform the closing actions set forth in clause V/3  hereinafter are subject to the execution of share purchase agreements between S&P Clever and at least three of the current five minority shareholders in subsidiaries of S&P Clever; provided that Buyer will contribute at least 100,000 Euros to accelerate the share purchase from Mr Dirk Grunewald, CEO of the German subsidiary of S&P Clever. Sellers undertake to support Buyer in the negotiations with the minority shareholders.

3.                                       Closing Actions

8                                           At Closing, Sellers shall deliver to Buyer, against payment of the Purchase Price as set forth in clause IV above, the following documents:

8.1                         the share certificates representing all Shares, duly endorsed to Buyer and free and clear of any lien or encumbrance;

8.2                         a copy of a resolution of the board of directors of S&P Clever, resolving the approval of the transfer of the Shares in S&P Clever to Buyer and the entering of the Buyer as the new holder of the Shares in S&P Clever in the share register of S&P Clever as of the Closing Date;

8.3                         a copy of a resolution of the board of directors of S&P International, resolving the approval of the transfer of the Shares in S&P International to Buyer and the entering of the Buyer as the new holder of the Shares in S&P International in the share register of S&P International as of the Closing Date;

8.4                         the share register of S&P Clever, evidencing the Buyer as the new holder of the Shares in S&P Clever;

8.5                         the share register of S&P International, evidencing the Buyer as the new holder of the Shares in S&P International;

8.6                         resignation letters of such members of the board of directors of each S&P Company and/or each subsidiary of S&P Clever Buyer does not wish to remain in the aforesaid boards of directors (the names of such board members to be communicated to Sellers until November 15, 2011); in the aforesaid resignation letters the members of the board shall (i) resign from such board and (ii) waive any rights and declare to have no claims towards the relevant company;

8.7                         the share register or any equivalent document available under applicable laws of subsidiaries of S&P Clever evidencing S&P Clever as their sole shareholder.

VI.                               Representations and Warranties

9                                           Sellers represents and warrants for the S&P Companies as of the Closing Date as follows:

9.1                         Title to Shares: Sellers are the sole legal and beneficial owners of the Shares, free and clear of any lien or encumbrance. All Shares are validly issued and fully paid-up. The Shares in S&P Clever constitute and represent 100% of all shares in S&P Clever that are outstanding, and the Shares in S&P International constitute and represent 100% of all shares in S&P International that are outstanding. There are no outstanding options, warrants, calls, rights, commitments or agreements regarding the sale or issuance of any shares in either of S&P Companies or any of their subsidiaries.

9.2                         Tax Exposures: The tax exposures set forth in Annex 9.2 do not exist.

9.3                         Intellectual Property: Sellers have validly transferred all those intellectual property rights used for the business of the S&P Companies that have formerly been registered in the name of Sellers or otherwise owned by Sellers (including, but not limited to, patents, patent applications, trademarks, copyrights, formula S&P RESIN 220 used or to be used by the German subsidiary of S&P Clever, and software).

9.4                         Employment Matters: There are no claims of employees of any of the S&P Companies or any of their subsidiaries for due but outstanding wages, commissions, holiday pay, or pension fund contributions.

9.5                         Environmental Issues: There are no contaminated soils on the properties of the subsidiaries of S&P Companies in Austria, Germany, Poland and Portugal.

10                                     Other than as expressly provided in clauses 9.1 to 9.5 above, there are no representations or warranties of Sellers, express or implied, pertaining to the subject matter of the SPA.

The Parties agree that art. 197 para. 1 and art. 200 para. 1 Swiss Code of Obligations (“CO”) shall not apply.

VII.                          Remedies

1.                                    Misrepresentation or Breach of Warranties

11                                  Subject to the limitations set forth in clause VII/3 and VII/4, Sellers are jointly and severally obliged to remedy any loss, costs or damages of Buyer, or any of the S&P Companies or their subsidiaries, as the case may be, resulting from any misrepresentation or breach of warranties, it being understood that such damage shall be determined on a Swiss Franc by Swiss Franc basis. The liability of Sellers for indirect damage caused by such breach of obligation, warranty or misrepresentation shall be limited to the extent attributable to Sellers’ fault.

2.                                    Notice of Misrepresentation or Breach of Warranties

12                                  Buyer shall deliver to Sellers a notice in writing reasonably describing the under-lying facts of a claim for Sellers’ misrepresentation or breach of warranty referring to the specific representation or warranty allegedly breached and stating, to the extent reasonable, the amount of reasonably anticipated damage relating to such claim as well as disclosing to Sellers such documents and information supporting its claim as is reason-able (the “Notice of Breach”) within 90 days after Buyer obtains actual knowledge of a misrepresentation or breach of warranty pursuant to clause VI/9 or breach of obligation.

13                                     Failure to give Notice of Breach within the time period set forth above shall not exclude Sellers’ liability hereunder; provided, however, that Sellers shall not be liable for any damage to the extent that the same is caused by Buyer’s failure to give due and timely notice set forth in the previous paragraph.

14                                     The regime provided in this clause VII/2 shall be in lieu of, not in addition to, Buyer’s duty to immediately inspect and notify the Sellers in accordance with article 201 CO.

3.                                    Time Limitations

15                                  Claims by Buyer against Sellers under this clause VII shall be time-barred unless Buyer has delivered to Sellers a Notice of Breach in accordance with clause VII/2 within the following time periods, art. 210 para. 1 CO not being applicable:

15.1                         Ten years after the Closing Date with respect to the representation and warranty in clause VI/9.1 (“Title to Shares”);

15.2                         Four years after the Closing Date with respect to the representation and warranty in clause VI/9.2 (“Tax Exposure”);

15.3                         Three years after the Closing Date with respect to the representation and warranty in clause VI/9.4 (“Employment Matters”);

15.4                         One year after the Closing Date with respect to the representations and warranties in clause VI/9.3 (“Intellectual Property”) and 9.5 (“Environmental Issues”).

4.                                    Limitations on Liability

16                                  Sellers’ total liability under this SPA shall be limited to the following amounts:

16.1                         With respect to the representation and warranty in clause VI/9.1 (“Title to Shares”): The Purchase Price in accordance with clause IV/3;

16.2                         With respect to the representation and warranty in clause VI/9.2 (“Tax Exposure”); 2,000,000 Swiss Francs from the amount held in the escrow account as set forth in clause IV/3.2;

16.3                         With respect to the representation and warranty in clause VI/9.4 (“Employment Matters”); 1,000,000 Swiss Francs from the amount held in the escrow account as set forth in clause IV/3.2;

16.4                         With respect to the representation and warranty in clause VI/9.5 (“Environmental Issues”): 1,000,000 Swiss Francs from the amount held in the escrow account as set forth in clause IV/3.2.

16.5                         With respect to the representation and warranty in clause VI/9.3 (“Intellectual Property”): 1,000,000 Swiss Francs.

5.                                    Exclusive Remedies

17                                  The remedies in this clause VII for breach of representations and warranties shall be in lieu of, and not in addition to, the remedies provided for by law. All other remedies, including, but not limited to, the right to rescind this SPA following Closing, for mistake, breach of warranty or any other ground, shall not apply and are hereby explicitly waived.

VIII.                      Specific Provisions for Real Estate Property

18                                  Between signing and Closing of the SPA, Buyer is entitled to conduct or have conducted soil and water samplings at the sites of S&P Clever and all its subsidiaries, except for the subsidiary in the Netherlands. All costs of such samplings are to be borne by Buyer.

19                                  In case a contamination of one ore more of the aforesaid sites is detected, firstly the representation and warranty in accordance with clause VI/9.5 applies. Remediation expenses between 1,000,000 and 3,000,000 Swiss Francs are to be borne by Buyer. In case proven remediation expenses for one site should exceed 3,000,000 Swiss Francs, Buyer is entitled to a reduction of the purchase price in accordance with clause IV/4.3.

20                                  It is the intention of Buyer that the real estate property of the S&P Clever subsidiary in the Netherlands will be sold to the current CEO of this subsidiary, Mr Michael Van Beek, and subsequently leased from Mr Van Beek. The purchase price for such sale should possibly be based on the original costs of land and building plus a yearly local index rate (usually 2-3%). The lease agreement with Mr Van Beek should possibly provide for an annual rent of 6.5% of the purchase price, adjusted by a yearly local index rate, and a fixed lease term of eight years. Sellers undertake to support Buyer in its negotiations with Mr Van Beek about a property sale agreement and a lease agreement between signing and Closing of the SPA.

IX.                              Non-Compete Covenant of Sellers

21                                  For a period of 3 years following the Closing Date, none of the Sellers shall, directly or in-directly, including, without limitation, through any entity owned or controlled by a Seller, neither as business owner nor as employee or independent advisor, conduct or support the conduct of any activity that competes with the business of any of the S&P Companies or any of their subsidiaries or conducts a business that is equal or similar to the business as conducted by any of the S&P Companies or any of their subsidiaries in any country worldwide, including, without limitation, establishing or acquiring any business anywhere in the world that competes with or conducts or is intended to conduct a business that is equal or similar to the business as conducted by any of the S&P Companies or any of their subsidiaries.

X.                                  Tax Covenant of Buyer

22                                  Buyer shall hold Sellers fully harmless against any tax liabilities and costs resulting from any act of Buyer or an affiliated company of Buyer that leads to the classification of the present sale for tax purposes as indirect partial liquidation on the part of Sellers.

XI.                               Miscellaneous

1.                                       Binding Effect

1                                         This SPA shall become binding on the Parties if and when it has been duly exe-cuted by both Parties.

2.                                       Entire Agreement; Amendments

2                                         This SPA (including the Annexes and any other documents referred to herein or therein) constitutes the entire agreement of the Parties regarding the transactions contemplated by this SPA and supersedes all previous agreements or arrangements, negotiations, discussions, correspondence, undertakings and communications, whether oral or in writing, explicit or implied, with respect to the transactions contemplated by this SPA.

3                                         This SPA (including this clause XI/2/3) may only be modified by an instrument in writing executed by both Parties.

3.                                       No Waiver

4                                         The failure of a Party to enforce any of the provisions of this SPA or any rights with respect to this SPA shall in no way be considered as a waiver of such provisions or rights or in any way affect the validity of this SPA. The waiver of any breach of this SPA by a Party shall not operate or be construed as a waiver of any other prior or subsequent breach.

4.                                       Severability

5                                         If any provision of this SPA is held to be invalid or unenforceable for any reason, such provision shall, if possible, be adjusted rather than voided, in order to achieve a result which corresponds to the fullest possible extent to the intention of the Parties. The nullity or adjustment of any provision of this SPA shall not affect the validity and enforceability of any other provision of this SPA.

5.                                       Notices

6                                           All notices, requests, demands or other communications made under or in connection with this SPA shall be made in English and be delivered in writing (including electronic transmission) to the following addresses (or such other addresses as may from time to time have been notified according to this clause XI/5):

7                                           If to Sellers:

8                                           SwissLegal (Zürich) AG

Attn.: Michel Pola

Zolliker-/Alfred Ulrich-Strasse 2

P.O. Box 575

8072 Zürich / Switzerland

9                                           If to Buyer:

Bratschi Wiederkehr & Buob

Attn.: Florian Jörg

Bahnhofstrasse 70

P.O. Box 1130

8021 Zürich / Switzerland

10                                     Any notice made under or in connection with this SPA shall be given prior to the expiry of a term or deadline set forth in this SPA (if any) or the notice shall be deemed null and void. All notices, communications or instructions made under or in connection with this SPA shall only be effective when received by the Party to whom it is addressed.

6.                                       Assignments

11                                   Neither Seller shall assign this SPA (in whole or in part) or any rights, claims, obligations or duties hereunder to any person without the prior written consent of Buyer.

12                                   Buyer is entitled to assign this SPA (in whole or in part) or any rights, claims, obligations or duties hereunder to any of its affiliated companies and the Sellers hereby explicitly consent to any such assignment. However, in case of such assignment, Simpson Manufacturing Co., Inc., shall be jointly and severally liable together with Buyer for all obligations of Buyer under this SPA.

7.                                       Effects on Third Parties

13                                   No person other than the Parties shall have any rights or benefits under this SPA, and nothing in this SPA is intended to confer on any person other than the Parties any rights, benefits or remedies.

8.                                       Communication

14                                   Any public announcement, press release or similar publicity with respect to this SPA or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as the Parties may mutually agree. Except with the prior consent of Buyer or as otherwise permitted by this SPA, none of Sellers, S&P Companies, their subsidiaries or any of their representatives shall disclose to any person any information relating to this SPA or the transactions contemplated hereby.

15                                   The Parties will consult with each other concerning the means by which the employees, customers, suppliers of the S&P Companies or any of their subsidiaries and others having dealings with any S&P Companies or any of their subsidiaries will be informed of the entering into this SPA, and Buyer will have the right to be, or have a representative be, present for any such communication.

16                                   Notwithstanding any other provision hereof to the contrary:

16.1                                 without the prior consent of Buyer, Sellers shall not, and shall not suffer or permit any person to, issue any public notice, press release or other publicity concerning the existence or any of the terms and conditions of this SPA or any of the transactions contemplated hereby; and

16.2                                 Buyer may issue any public notice, press release or other publicity concerning this SPA or any transaction contemplated hereby that Buyer believes in good faith is required by the United States Securities Exchange Act of 1934 and the rules and regulations thereunder, by any other applicable law or by the rules of the New York Stock Exchange, Inc.

9.                                       Costs

17                                   Sellers and Buyer shall each bear one half of the drafting costs of SwissLegal (Zurich) AG for this SPA and its Annexes

10.                                Applicable Law and Arbitration

18                                   This SPA shall be subject to and governed by Swiss substantive law (excluding its provisions on the conflict of laws and the UN Convention on the International Sale of Goods).

19                                   Any dispute, controversy or claim arising out of or in relation to this SPA, including the validity, invalidity, breach or termination thereof, shall be exclusively resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules. The number of arbitrators shall be three. The seat of the arbitration shall be in Zurich, Switzerland. The arbitral proceedings shall be conducted in English.

Sellers:

Seewen October 26, 2011	Seewen October 26, 2011
Place and Date	Place and Date

/s/ Josef Scherer	/s/ Yvonne Scherer
Josef Scherer	Yvonne Scherer

Buyer:

Pleasanton, Calif. October 26, 2011
Place and Date

/s/ Karen Colonias
Karen Colonias
(CFO)	( )

Table of Annexes

Annex 3.2      Escrow Agreement

Annex 9.2      Tax Exposures

Annex 3.2                                         Escrow Agreement

ESCROW AGREEMENT

between

1.         Josef Scherer, Schiller 16, 6440 Brunnen/SZ

(“JS”)

and

2.         Yvonne Scherer, Schiller 16, 6440 Brunnen/SZ

(“YS”)

and

3.         Simpson Manufacturing Co., Inc., 5956 West Las Positas Boulevard, Pleasanton, California 94588

(“Buyer”)

and

4. [Name of Escrow Agent]

(“Escrow Agent”)

(Parties 1 and 2 jointly “Sellers” or a “Party”,

Party 3 and Party 4 a “Party” and

Parties 1-4 collectively “Parties”)

Regarding

an amount of 4,000,000 Swiss Francs deposited by Buyer

(“Escrow Amount”)

WHEREAS, Sellers and Buyer have entered into a share purchase agreement regarding all shares of S&P Clever Reinforcement Company AG and S&P Reinforcement International AG on [date] (“SPA”), and Sellers and Buyer are delivering herewith to the Escrow Agent a true and complete copy of the SPA;

WHEREAS, clause VI/3.2 of the SPA provides for a part of the purchase price equal to the Escrow Amount to be deposited with the Escrow Agent;

WHEREAS, the Escrow Agent has agreed to safeguard the Escrow Amount;

NOW, THEREFORE, the Parties agree as follows (this “Agreement”):

1.                                     Definitions

Capitalised terms used in this Agreement and not otherwise defined herein have the meanings respectively given to them in the SPA.

2.                                     The Escrow Agent

2.1                               Appointment of the Escrow Agent

Sellers and Buyer hereby appoint the Escrow Agent as escrow agent under the terms and conditions of this Agreement.

Escrow Agent hereby declares that it assumes all rights and duties as escrow agent according to the terms of this Agreement.

2.2                               Duties of the Escrow Agent

2.2.1                     Safe custody

Escrow Agent shall hold the Escrow Amount in safe custody in the separate and bankruptcy remote Escrow Account and release it in accordance with clause 3.

2.2.2                     Investment policy

The Escrow Amount shall be placed by the Escrow Agent in Swiss Franks deposits with a sign A (or higher rated) financial institution(s) or in other investments to be indicated by Sellers and Buyer jointly.

Escrow Agent shall provide the Parties biannually with account statements concerning the Escrow Account and shall, in addition, on request by any Party at any time, promptly give such Party detailed information as to the balance and investments of the Escrow Account.

2.3                              Remuneration of the Escrow Agent

The remuneration for all services rendered by the Escrow Agent as escrow agent under this Agreement shall be [amount] Swiss Francs per calendar year, on a pro rata basis, plus out of pocket expenses, to be borne equally by Sellers and Buyer.

The fee according to the preceding paragraph does not cover any work by Escrow Agent in connection with the drawing up and entering into this Agreement and the opening of the Escrow Account, nor any extraordinary work in connection with this Agreement during the term of this Agreement, nor any out-of-pocket expenses for telephone, faxes, postage, photocopies, travelling etc. Escrow Agent shall be paid for such extraordinary work at an hourly rate of [amount] Swiss Francs plus VAT, if applicable, and shall be reimbursed for such out-of-pocket expenses, in each case payable one-half by Sellers and one-half by Buyer. The giving of instructions to the Escrow Agent in the ordinary and necessary course of this Agreement as well as the Escrow Agent’s provision of biannual account statements concerning the Escrow Account shall not be deemed extraordinary work.

2.4                               Replacement of the Escrow Agent

Escrow Agent shall be allowed to renounce its appointment upon 30 Business Days’ notice to the other Parties. If Sellers and Buyer do not jointly appoint a new Escrow Agent within such notice period, Escrow Agent shall deposit the Escrow Amount and all interest thereon then accrued or received with a fiduciary or attorney appointed by the President of the Zurich District court or, if this is not possible, directly with the Zurich District Court. The same applies if the Escrow Agent ceases to have legal capacity or is for any other reason no longer in a position to fulfil the Escrow Agent’s duties hereunder.

Sellers and Buyer shall also be allowed jointly to replace the Escrow Agent at any time, provided that the replacement escrow agent has capacity to, and agrees to, take over all the rights and obligations of the Escrow Agent under this Agreement.

3.                                    Release of the Escrow Amount

Escrow Agent shall release the Escrow Amount plus interest received thereon not in excess of 3% of the Escrow Amount to Sellers and shall release the remaining interest, if any, to Buyer at the following dates (the “Release Dates”) and in the following partial amounts, unless the Escrow Agent receives a copy of a Notice of Breach in accordance with clause VII/2 of the SPA and as specified below before the respective Release Date:

Part of Escrow Amount (Swiss Francs)	Release Date	To be released unless receipt of specified Notice of Breach:
1,000,000	[Closing Date + 2 months]	Relating to clause VI/9.5 (“Environmental Issues”)
1,000,000	[Closing Date + 3 years]	Relating to clause VI/9.4 (“Employment Matters”)
2,000,000	[Closing Date + 4 years]	Relating to clause VI/9.2 (“Tax Exposure”)

If the Escrow Agent receives a copy of a Notice of Breach specified above before the respective Release Date, the Escrow Agent will not release any of the Escrow Amount or any interest; provided that, if all Notices of Breach state maximum amounts and if the sum of such maximum amounts (the “Total Claims”) is less than the Escrow Amount plus 3% of the Escrow Amount, the Escrow Agent may release to Sellers on the respective Release Date the difference between the Total Claims and the sum of the Escrow Amount plus 3% of the Escrow Amount.

Notwithstanding the foregoing, the Escrow Agent shall at any time release funds from the Escrow Account:

a)                                               According to joint instructions by JS, YS and Buyer;

b)                                              According to a final award of a competent arbitration court or state court as provided for in the SPA or this Agreement and subject to the terms and conditions as may be set out in the arbitration award or the judgment provided that such arbitration award or judgment has been declared enforceable by a competent Swiss court or is enforceable in Switzerland, in which case the award itself shall replace the instruction(s) by the Party/Parties according to the preceding paragraph a).

Notwithstanding anything herein to the contrary, Escrow Agent shall have no obligation to make any payment from the Escrow Account if to do so would result in a debit balance in the Escrow Account or to make any payment or take any other positive action of any kind pursuant to this Agreement, other than for the purposes of giving notices and except as otherwise provided in this Agreement, unless the Parties jointly agree to do so.

If the total interest earned exceeds 3% of the Escrow Amount, such surplus shall be released by the Escrow Agent to the Buyer on the respective Release Date or, if earlier, concurrently with any other release of any of the Escrow Amount. If the total interest does not reach 3% of the Escrow Amount, and if the Total Claims are less than the sum of the Escrow Amount and the interest earned, the difference shall be paid by Buyer directly to the Sellers within 30 days after the respective Release Date.

4.                                    Release of liability

Sellers and Buyer hereby release the Escrow Agent from any and all liabilities incurred in connection with the due performance of the Escrow Agent’s duties under this Agreement, except for liabilities resulting from the Escrow Agent’s gross negligence or wilful misconduct.

5.                                    Term and termination

This Agreement is entered into for an indefinite period of time.

It shall terminate automatically on the release, in accordance with this Agreement, by the Escrow Agent of the entire amount remaining in the Escrow Account.

The provisions of clauses 6.6 (Confidentiality), 6.7 (Governing Law) and 6.8 (Arbitration) shall survive the termination of this Agreement and continue in effect for an indefinite period of time.

6.                                    General provisions

6.1                              Costs

Each Party shall bear its own costs and expenses (including the fees of such Party’s counsel and advisors) incurred in the negotiation, preparation and completion of this Agreement.

6.2                              Notice

Any notice, request, instruction or other document deemed to be necessary or desirable by any Party to be given to any other Party, shall be in writing and shall be forwarded by registered mail or courier, addressed as stated on the cover page of this Agreement.

Any change of address needs to be communicated as set forth under this clause.

6.3                              No waiver

The failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way to affect the validity of this Agreement. The waiver of any breach of any provision of this Agreement by any Party hereto shall not operate to be construed as a waiver of any prior or subsequent breach of the same provision or any breach of any other provision of this Agreement.

6.4                              Entire Agreement

This instrument embodies the entire agreement among the Parties with respect to the Escrow Account. This Agreement may be amended only in writing through a document signed by all of the Parties.

6.5                             No Assignment

Unless otherwise provided herein, a Party may not assign all or part of its rights and obligations under this Agreement without the written consent of the other Parties, except that Buyer may, without the consent of any other Party, assign this Agreement or any rights hereunder or delegate any duties hereunder to any affiliate of Buyer.

6.6                              Confidentiality

Except with the prior consent of Buyer or as otherwise permitted by this Agreement or required by statutory law or by any competent judicial or regulatory authority, none of the Parties shall disclose to any person any information relating to this Agreement or the transactions contemplated hereby.

The Parties also undertake to limit any disclosure of the terms of this Agreement to those of their directors, officers, employees, agents or advisors who are absolutely required to receive such information to carry out their duties.

6.7                              Governing Law

This Agreement shall be subject to and governed by Swiss substantive laws.

6.8                              Arbitration

Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be exclusively resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules. The number of arbitrators shall be three. The seat of the arbitration shall be in Zurich, Switzerland. The arbitral proceedings shall be conducted in English.

Seewen October 26, 2011	/s/Josef Scherer	/s/Yvonne Scherer
Place, date	Josef Scherer	Yvonne Scherer

Simpson Manufacturing Co., Inc.

Pleasanton, Calif. October 26, 2011	/s/Karen Colonias
Place, date	Karen Colonias	[Name]

Escrow Agent

Place, date	[Name]

Annex 9.2      Tax Exposures

S&P Tax Exposure  (total €1.76M)

Switzerland (any amount)

Germany  (total €793K)

Austria  (total €110K)

Netherlands (any amount)

Poland  (total €507K)

Portugal  (total €346K)